SUBSIDIARIES OF REGISTRANT


Jacksonville Holdings, Inc.
Fernadina Holdings, Inc.
Excal Sports Group, Inc.
Roxbury Industries Corp.
Noram Divide, Inc.
Wild Hare Holdings, Inc.